UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 23, 2012

Net Element, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51108	20-0715816
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(305) 507-8808

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Subscription Agreement

On February 23, 2012, the Company entered into a Subscription Agreement (the “Subscription Agreement”) pursuant to which it agreed to sell, subject to the satisfaction of customary closing conditions, 13,333,334 newly issued shares of common stock of the Company to Kenges Rakishev for an aggregate purchase price of $2,000,000.10, or $0.15 per share. Pursuant to the Subscription Agreement, the Company granted Mr. Rakishev the right to participate in any equity-based financing of the Company so long as Mr. Rakishev and his affiliates beneficially own greater than 5% of the Company’s common stock, as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder. In connection with that participation right, Mr. Rakishev may elect to purchase all or any part of any equity or equity-based securities proposed to be issued by the Company in any financing transaction.

The foregoing description of the Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the Subscription Agreement, a copy of which is attached hereto as Exhibit 10.1.

Shareholder Rights Agreement

On February 24, 2012, the Company entered into a Shareholder Rights Agreement (the “Shareholder Rights Agreement”) with Mark Global Corporation, Kenges Rakishev, Mike Zoi, TGR Capital, LLC, MZ Capital, LLC (Delaware), MZ Capital, LLC (Florida) and Enerfund, LLC (collectively, the “Shareholders”). The companies TGR Capital, LLC, MZ Capital, LLC (Delaware), MZ Capital, LLC (Florida) and Enerfund, LLC are directly or indirectly owned and controlled by Mike Zoi. As further described below, pursuant to the Shareholder Rights Agreement, the Shareholders agreed to certain corporate governance matters pertaining to the Company and the Company granted registration rights to each of Mark Global Corporation, Kenges Rakishev, TGR Capital, LLC, Mike Zoi and certain of their assignees (collectively, the “Holders”).

The Shareholders agreed to cause the Board of Directors of the Company to be comprised of not less than four and not more than eight directors. For so long as TGR Capital, LLC, together with its affiliates, has beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of greater than 5% of the Company’s common stock, TGR Capital, LLC is entitled to nominate one director. For so long as Mark Global Corporation, together with its affiliates, has beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of greater than 5% of the Company’s common stock, Mark Global Corporation is entitled to nominate one director. For so long as the Shareholder Rights Agreement remains in effect, TGR Capital, LLC and Mark Global Corporation are entitled to nominate two independent directors mutually acceptable to TGR Capital, LLC and Mark Global Corporation. In the event that Mark Global Corporation’s director nominee is unable to attend any meeting of the Board of Directors, Mark Global Corporation is entitled to have another representative attend such meeting in a non-voting observer capacity. In addition, so long as Mark Global Corporation, together with its affiliates, has beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of greater than 10% of the Company’s common stock, the Shareholders agreed to cause Mark Global Corporation’s director nominee to be a member of any compensation committee, nominating committee and audit committee that the Board of Directors may establish, in each case to the extent such directors are permitted to serve on such committees under applicable Securities and Exchange Commission rules.

Additionally, the Company agreed to obtain customary director and officer indemnity insurance and the Shareholders agreed to cause the Company’s bylaws to be amended, in a manner acceptable to Mark Global Corporation, to provide mandatory indemnification and advancement of expenses for directors of the Company.

Upon demand by any of the Holders, the Company agreed to register from time to time with the Securities and Exchange Commission for resale (i) all shares of common stock of the Company from time to time owned by Mark Global Corporation, Kenges Rakishev or any other person or entity controlled by Kenges Rakishev, and (ii) all shares of common stock of the Company from time to time owned by TGR Capital, LLC, Mike Zoi or any other person or entity controlled by Mike Zoi. The Company also granted the Holders piggyback registration rights with respect to all of such shares. The Company agreed to bear substantially all expenses incidental to the registration rights granted pursuant to the Shareholder Rights Agreement.

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The Shareholder Rights Agreement is not effective until 12:01 a.m. (New York time) on the first business day immediately following the date on which Mark Global Corporation, together with its affiliates, has beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of greater than 10% of the Company’s common stock.

The foregoing description of the Shareholder Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Shareholder Rights Agreement, a copy of which is attached hereto as Exhibit 4.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1

Shareholder Rights Agreement, dated February 24, 2012, among Mark Global Corporation, Kenges Rakishev, Mike Zoi, TGR Capital, LLC, MZ Capital, LLC (Delaware), MZ Capital, LLC (Florida), Enerfund, LLC and Net Element, Inc.

10.1	Subscription Agreement, dated February 23, 2012, between Net Element, Inc. and Kenges Rakishev

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT, INC.

Date: February 28, 2012	By:	/s/ Jonathan New
	Name:	Jonathan New
	Title:	Chief Financial Officer

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 EXHIBIT INDEX

Exhibit No.	Description
4.1

Shareholder Rights Agreement, dated February 24, 2012, among Mark Global Corporation, Kenges Rakishev, Mike Zoi, TGR Capital, LLC, MZ Capital, LLC (Delaware), MZ Capital, LLC (Florida), Enerfund, LLC and Net Element, Inc.

10.1	Subscription Agreement, dated February 23, 2012, between Net Element, Inc. and Kenges Rakishev

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